Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Michael H. Magusiak
June 23, 2010	President and Chief Executive Officer
3:05 p.m. Central Time	(972) 258-8507

CEC ENTERTAINMENT ANNOUNCES

CHIEF FINANCIAL OFFICER RESIGNATION

IRVING, TEXAS – CEC Entertainment, Inc. (NYSE: CEC) today announced that Christopher D. Morris, the Company’s Executive Vice President, Chief Financial Officer and Treasurer, will be leaving the Company on or about July 16, 2010 to pursue another business opportunity.

“Chris has developed strong accounting, finance and MIS teams that have accomplished a great deal over the six and a half years that he has been with our Company. Chris is a very sharp individual with a bright business future,” said Michael H. Magusiak, the Company’s President and Chief Executive Officer.

“My time at CEC Entertainment has been an outstanding experience, both professionally and personally. I am honored to have served as the CFO of one of the best brands in America,” Morris said. “I am proud of the strong team we have built and all the things we accomplished together. I wish CEC Entertainment all the best in the future.”

About CEC Entertainment, Inc.:

Celebrating over 30 years of success as a place Where a Kid can be a Kid®, CEC Entertainment, Inc. is a nationally recognized leader in family dining and entertainment. Chuck E. Cheese’s stores feature musical and comic entertainment by robotic and animated characters, arcade-style and skill oriented games, video games, rides and other activities intended to appeal to families with children between the ages of two and 12 and offers a variety of pizzas, sandwiches, appetizers, a salad bar and desserts. The Company and its franchisees operate a system of 546 Chuck E. Cheese’s stores located in 48 states (excluding Wyoming and Vermont) and six foreign countries or territories. Currently, 498 locations in the United States and Canada are owned and operated by the Company. For more information, see the Company’s website at www.chuckecheese.com.

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